Exhibit 99.3

FSA Quarterly Letter
from Robert P. Cochran, Chairman and Chief Executive Officer

August 9, 2006

Thanks to a strong run-up in new business originations in the second quarter, we achieved solid growth for the first six months of 2006.  Our present value (PV) originations totaled $425 million in the first half, an increase of 4.7% over that of the comparable period in 2005.  We consider this to be a good result in the current challenging market environment. Most important, the new originations were of high credit quality and, in aggregate, well priced to produce solid future returns on equity.

Net income for the second quarter was $109.7 million, 15.1% lower than for the second quarter of last year, but operating earnings, which exclude fair-value adjustments for both insured credit default swaps and economic interest rate hedges, were $91.7 million, which is a 7.4% increase quarter over quarter.

For the first half of 2006, net income reached $239.9 million and operating earnings reached $179.3 million, increases of 24.7% and 5.7%, respectively, over last year’s comparable period results.  Over the past 12 months, after taking dividends into account, adjusted book value (ABV), which we believe best measures the Company’s intrinsic value, grew 13.7%.

U.S. municipal market: lower volume leads to reduced insured penetration

Driven downward by a sharp decline in refundings, U.S. municipal new-issue market volume fell 15% to approximately $179.1 billion in the first half of 2006. In this lower volume market, insurance penetration dropped from a near all-time high of 61% in the first half of 2005 to the more normal and sustainable level of 50% for the first half of this year.  FSA insured 22% of the par amount of insured new municipal bond issues sold year-to-date.

In this market, FSA originated an insured par amount of $12.9 billion for the second quarter, which generated PV premiums of $112.3 million, a decrease of 28.3% in par insured and an increase of 23.2% in PV premiums quarter over quarter.  The origination of a significant number of higher premium health care transactions boosted our PV premiums despite the lower par insured.

For the same reason, municipal PV originations of $166.6 million for the first half were approximately flat with those of the comparable period in 2005 despite a 33.2% decline in par insured to $20.2 billion. During the first half, the majority of new business added was in basic municipal sectors (G.O. and other tax-supported issues), where we found greater relative value in higher credit quality transactions.

U.S. asset-backed market: continuation of historically tight spreads and aggressive structures constrained our business

In the U.S. asset-backed market, FSA originated $8.9 billion of par insured in the second quarter, an increase of 6.3% over that of the same period last year, but had a 53.8% decrease in PV premiums to $27.2  million. For the first six months, U.S. asset-backed par insured increased 4.9% to $13.2 billion, while PV premiums declined 55.7% to $53.1 million. The decrease in PV premiums was due primarily to the combination of extremely tight spreads and on-average high quality of business originated across the consumer finance and pooled corporate sectors.

Year-to-date, we have achieved growth in the consumer finance sector, but have found few opportunities in the residential and pooled corporate sectors, where a combination of tight spreads and abundant liquidity have prevailed. Going forward, our strategy continues to call for maintaining conservative underwriting standards and pricing discipline, as we continue development efforts in new products and in new geographic areas. When conditions improve, we’ll be there.

International markets:  a solid performance led by public infrastructure finance in Europe

Our international business added $120.7 million of PV premiums in the second quarter, originating $4.2 billion of par insured, increases of 189.5% and 76.1%, respectively, quarter over quarter.  First-half international par insured increased 36.5% to $9.4 billion, and total international PV premiums increased 80.8% to $152.0 million.

Second quarter was the best ever quarter for our public infrastructure group, which completed ten transactions in diverse sectors — health care, transportation, utility and education— in the U.K., Continental Europe and Latin America.  While results in the international public infrastructure business tend to be choppy quarter-to-quarter due to the lengthy gestation period of these transactions, international public infrastructure is currently and is expected to remain an important growth sector for the financial guaranty insurance industry.

The same factors affecting the U.S. asset-backed markets reduced ABS opportunities in international markets, where we insured a relatively small volume of transactions in the diversified payment rights securitization and collateralized loan obligation sectors.

Financial Products: a significant contribution to second quarter revenue

During the second quarter, the Financial Products segment, which primarily writes guaranteed investment contracts for municipal and structured financings, originated $38.3 million of PV NIM, a 79.0% increase quarter over quarter. For the first half, PV NIM originated was $53.3 million, a 56.1% increase over that of the comparable 2005 period.  Now that we have generally completed our investment in the resources necessary to develop this business, Financial Products is making a larger contribution to the Company’s revenues.

Recent rating reports confirm FSA’s insured portfolio credit quality, capital strength and profitability

In a recent ratings analysis report, S&P affirmed our AAA rating, emphasizing our strong capital position, as demonstrated by our having the highest margin of safety among the leading financial guarantors. S&P also highlights FSA’s “strong culture of both pricing and underwriting discipline,” which they say leads to “risk measurements, such as capital charges generally below the industry average” and “the lowest risk book of asset-backed business in the industry.”

Similarly, Moody’s recently reported that “the credit risk ratio for FSA held steady in the low 20’s [currently 20.3 bps], which is the strongest in the industry, reflecting the company’s focus on lower risk exposures…Capital ratios remained stable at around 1.8 times, indicating very strong risk-adjusted capitalization.” In fact, we have the strongest Moody’s hard capital and total capital ratios among the major primary bond insurers.

Please stay tuned…

Though current market conditions are difficult in many of our sectors, we are quite optimistic about the longer term course of business. In my last letter, I discussed a number of trends that we expect to provide significant opportunities in the near future. Of them, growth in markets outside the U.S. and the increasing complexity of our markets are already providing us with new and expanding ways to serve existing customers and investors in high-quality sectors.

I cannot predict that we will equal or top the results of 2005 this year. However, we remain convinced that by maintaining conservative underwriting standards and pricing discipline and continuing the development work to participate in new sectors and markets, we will continue to add value to execution and provide the strongest Triple-A guaranty for investors in FSA-insured bonds.

Sincerely,

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders’ equity, and PV premiums originated to gross premiums written.  This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects.  Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements.  Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K  for the year ended December 31, 2005.  Forward-looking statements in this letter are expressly qualified by all such factors.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.